EXHIBIT 23

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Ruddick Corporation:

          We consent to the incorporation by reference in the registration statements No. 33-26302, No. 33-56567, No. 333-19085, No. 333-22659, No. 333-53671, No. 333-62768, No. 333-98265, and No. 333-105665 on Form S-8 of Ruddick Corporation and subsidiaries of our reports dated December 6, 2005, with respect to the consolidated balance sheets of Ruddick Corporation and subsidiaries as of October 2, 2005 and October 3, 2004, and related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended October 2, 2005, and the related financial statement schedule – valuation and qualifying accounts and reserves and on management’s assessment of the effectiveness of internal control over financial reporting as of October 2, 2005 and the effectiveness of internal control over financial reporting as of October 2, 2005, which report appears in the October 2, 2005, annual report on Form 10-K of Ruddick Corporation.

          As discussed in the Summary of Significant Accounting Policies in our report dated December 6, 2005, on the financial statements of Ruddick Corporation and subsidiaries, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” effective September 30, 2002.

/s/ KPMG LLP
Charlotte, North Carolina December 6, 2005